As Filed With the Securities and Exchange Commission on August 14, 1998
                   Registration Statement No. 333-_________


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                         ____________________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________

                             FLANDERS CORPORATION
            (Exact name of registrant as specified in its charter)
      North Carolina                                          13-3368271
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                           531 Flanders Filters Road
                       Washington, North Carolina 27889
                                (919) 946-8081
              (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                           _________________________

                               Robert R. Amerson
                     President and Chief Executive Officer
                             Flanders Corporation
                           531 Flanders Filters Road
                       Washington, North Carolina 27889
                                (919) 946-8081
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                           _________________________

                                  Copies to:
                               William C. Gibbs
                             Snell & Wilmer L.L.P.
                         111 East Broadway, Suite 900
                          Salt Lake City, Utah 84111
                                (801) 237-1900

                           _________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                  Proposed Maximum Proposed Maximum    Amount of
Title of Each Class of          Amount to be       Offering Price     Aggregate      Registration
Securities to be Registered(1)  Registered(2)       Per Unit(3)    Offering Price(3)     Fee
--------------------------------------------------------------------------------------------------

Common Stock, $.001 par value   6,861,223 Shares     $ 4.63         $ 31,767,462        $ 9,371





(1) This registration statement ("Registration Statement") covers the resale by certain selling security holders ("Selling Security Holders") of up to an aggregate of 6,861,223 shares of common stock, $.001 par value, of Flanders Corporation (the "Company"), 5,748,984 shares which were previously acquired by such Selling Security Holders, 475,000 shares which may be acquired by such Selling Security Holders upon the exercise of presently outstanding options, and 637,239 shares which may be acquired by such Selling Security Holders upon the exercise of presently outstanding warrants.

(2) In the event of a stock split, stock dividend, or similar transaction involving common stock of the Company, to prevent dilution, the number of shares of common stock of the Company registered shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) under the Securities Act of 1933 ("Securities Act").

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the closing price of the common stock on August 10, 1998, as reported on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                          FOR UP TO 6,861,223 SHARES


                             FLANDERS CORPORATION

                                 COMMON SHARES

                    To Be Offered by Certain Holders of the
                     Common Shares of Flanders Corporation

This prospectus ("Prospectus") relates to the resale by certain security holders (the "Selling Security Holders") of up to an aggregate of 6,861,223 shares of common stock, $.001 par value (the "Common Shares"), of Flanders Corporation ("Flanders" or the "Company"), 5,748,984 shares which were previously acquired by such Selling Security Holders, 475,000 shares which may be acquired upon the exercise of presently outstanding options held by certain Selling Security Holders (the "Options"), and 637,239 shares which may be acquired upon the exercise of presently outstanding warrants held by certain Selling Security Holders (the "Warrants"). The distribution of the Common Shares by the Selling Security Holders currently is not subject to any underwriting agreement.

The Common Shares registered for resale hereby are being registered (1) pursuant to the Company's obligations contained in written agreements with certain of the Selling Security Holders, and (2) voluntarily to retain the valuable services of the Selling Security Holders who are executive officers of the Company. The Selling Security Holders may elect to sell all, a portion of, or none of the Common Shares offered by them hereunder.

The Company's common stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "FLDR." On August 10, 1998, the closing price of the common stock, as reported by Nasdaq was $4.63 per share.

The Selling Security Holders may sell the Common Shares from time to time either in transactions pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in privately negotiated transactions, or in ordinary brokers' transactions through the facilities of Nasdaq or otherwise, at market prices prevailing at the time of such sale, at prices relating to such prevailing market prices, or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Shares by the Selling Security Holders. The net proceeds to the Selling Security Holders will be the proceeds received by them upon such sales, less brokerage commissions. All expenses of registration incurred in connection with the registration of the Common Shares, other than any underwriting or brokerage discounts, commissions and selling expenses with respect to the Common Shares being sold by the Selling Security Holders, will be borne by the Company. There can be no assurance that the Selling Security Holders will sell any or all of the Common Shares registered hereunder. See "Plan of Distribution."

THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PRIOR TO PURCHASE, EACH PROSPECTIVE INVESTOR SHOULD CONSIDER VERY CAREFULLY THE INFORMATION PRESENTED UNDER THE CAPTION "RISK FACTORS" AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS. SEE "RISK FACTORS" LOCATED ON PAGE 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is August 14, 1998

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements, and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's common stock is listed on Nasdaq and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a registration statement (the "Registration Statement") with respect to the Common Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference.

No person is authorized to give any information or make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                     INFORMATION INCORPORATED BY REFERENCE

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference into this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; (4) Current Report on Form 8-K dated June 30, 1998; and (5) Description of Capital Stock contained in the Company's registration statement on Form 8-A, including all amendments or reports filed for the purpose of updating such description. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the respective dates such documents and reports are filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests for such documents should be directed to Steven K. Clark, Chief Financial Officer, Flanders Corporation, 531 Flanders Filters Road, Washington, North Carolina 27889; telephone (919) 946-8081.

                                 RISK FACTORS

Investment in the Common Shares offered hereby involves a high degree of risk including, but not limited to, the risk factors described below. Prospective investors should carefully consider, among other things, the following factors concerning the business of the Company and the offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the Common Shares.

Integration of Acquired Companies

Prior to the Company's acquisition in 1998 of Eco-Air Products, Inc. ("Eco-Air") and in 1996 of Charcoal Services Corporation, now know as Flanders/CSC Corporation ("CSC"), Air Seal Filter Housings, Inc. ("Air Seal") and Precisionaire, Inc. ("Precisionaire") (collectively the "Acquisitions"), the acquired companies operated under different management philosophies, management teams and marketing strategies. These companies' operations are currently being integrated into the Company's and there can be no assurance that the Company's systems, procedures and controls will be adequate to accommodate integration of these companies. Failure to successfully integrate these companies could materially adversely affect the Company's business and results of operation.

Management of Growth

With the Company's recent acquisitions, the Company's net sales increased by approximately 83.6% from the year ended December 31, 1996 to the year ended December 31, 1997 and approximately 14.9% from the six months ended June 30, 1997 to the same period ended June 30, 1998. There can be no assurance that the Company will continue to expand at this rate, or at all. Additionally, the Company plans to continue opening new facilities and has recently opened three new facilities. If the Company continues to grow, the additional growth will place burdens on management to manage such growth while maintaining the Company's profitability. Additional growth may require the Company to recruit and train additional management personnel in the areas of corporate management, sales, accounting, marketing, research and development and operations. There can be no assurance that the Company will be able to do so. Both the Company's growth by acquisition and expansion may also significantly strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations and growth.

Acquisition Strategy

The Company's strategy of growth through acquisition exposes the Company to the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Additionally, an essential component of the Company's acquisition strategy is improving the operating efficiency, output and capacity of each acquired company and the facilities they operate. This process may include the repair or replacement of outdated and inefficient equipment to improve operations and output. Although the Company generally has been successful in pursuing these acquisition targets, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable. The Company has no specific agreements with respect to future acquisitions, but is continuing to investigate potential acquisition opportunities.

Need for Additional Financing for Future Acquisitions

The Company believes that the revenues from current operations will provide the Company with sufficient capital to fund continuing operations for the foreseeable future. However, to continue its growth through acquisition, substantial additional debt or equity financing may be needed. There can be no assurance that the Company will be able to obtain additional debt or equity capital to meet its future requirements on satisfactory terms, if at all. Failure to obtain sufficient capital could materially adversely affect the Company's acquisition strategy.

Need for Technical Employees

The Company's future operating results depend in part upon its ability to retain and attract qualified engineering, manufacturing, technical, sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract or retain such persons could materially adversely affect the Company's business and results of operations.

Technological Change; New Product Introduction

For the six month period ended June 30, 1998, approximately 27% of the Company's net sales resulted from sales of high-end filtration products which are especially vulnerable to new technology development. The Company's ability to remain competitive will depend in part upon its ability to anticipate technological changes, to develop new and enhanced filtration systems and to introduce these systems at competitive prices in a timely and cost-efficient manner. There can be no assurance that the Company will successfully anticipate future technological changes or that technologies or systems developed by others will not render the Company's technology obsolete. The Company also plans to develop new products as part of its strategy to increase the size and customer base of the air filtration market. There can be no assurance that the Company will be successful in developing the new products or that any product developed will be commercially viable.

Acquiring and Maintaining Equipment

The Company designs, manufactures and assembles the majority of the automatic production equipment used in its facilities. The Company also uses other technologically advanced equipment, for which manufacturers may have limited production capability or service experience, which could result in delays in the acquisition and installation of such equipment or extended periods of down-time in the event of malfunction or equipment failure. Any such extended period of down-time for any critical equipment could have a material adverse impact on the Company, its financial condition and operations.

Fluctuation of Quarterly Operating Results

Historically, the Company's business has been seasonal, with a substantial percentage of its sales occurring during the first quarter and fourth quarter of each year. The Company's recent acquisitions appear to be counter cyclical, with a greater percentage of sales occurring in the summer months. In addition, approximately 7% of the Company's net sales in the first half of 1998 was attributable to high-end products sold for use in the semiconductor industry. The Company believes that new fabricated plant construction for the semiconductor manufacturing industry, which typically occurs in large phases as new manufacturing capacity is brought on line, is in a periodic slowdown. As such, the demand for the Company's laminar flow HEPA products may be less in future years than previous years. The Company believes period-to-period comparisons of its quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Potential Environmental Risks

The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in civil or criminal enforcement actions or private actions that could have a materially adverse effect on the Company.

The Company recently purchased property in Momence, County of Kankakee, Illinois ("Illinois Property") for a new mid-range manufacturing facility. In connection with such purchase, the Company agreed to assume all risk of environmental liability for past, present or future conditions on the Illinois Property other than liability for environmental problems related to ground water. The Illinois Property had certain environmental problems which required remediation under federal and Illinois law. The seller of the Illinois Property has worked extensively with the Illinois Environmental Protection Agency ("IEPA") with regard to the environmental matters, and the Company has completed Phase I and Phase II environmental surveys with respect to the property, and it appears that the environmental matters have been resolved, except for certain monitoring procedures required by the IEPA. However, resolution of state issues has no effect on any potential federal or common law claims, and there can be no assurance that such claims will not be made.

Product Liability

The Company is subject to possible liability for damages arising from filter failure and failure of a new product to perform as specified. Any such liability could damage the Company's reputation and/or have a material adverse effect on the Company's business and/or financial condition.

Year 2000 Compliance

The Company is in the process of identifying operating and application software problems related to the "Year 2000" issue ("Y2K"), both internally and externally. The Company's internal assessment and remediation effort can be summarized in three categories: business information systems, computerized control systems for manufacturing, and other devices using embedded chips which may have a date function. The Company has completed the initial installation of hardware and software products to make its business information systems Y2K compliant, and has begun a program of extensive testing before converting data and bringing down its old systems. The conversion is scheduled for January 1999. The Company has completed the replacement and testing of timing circuits and software associated with its automated production equipment to make them Y2K compliant, and believes it has identified and remediated all of the issues associated with its manufacturing equipment. The Company believes all other devices used in its plants, including those with embedded date function chips, are Y2K compliant. The Company has established a task force which continues to test and evaluate all systems for Y2K compliance. The Company is currently in the process of evaluating its primary vendors for Y2K compliance as well. The Company believes that the costs of modifications, upgrades, or replacements of software, hardware, or capital equipment which would not be incurred but for Y2K compatibility requirements have not and will not have a material impact on the Company's financial position or results of operations. However, there can be no assurance that there will not be interruption of operations or other limitations of system functionality or that the Company will not incur substantial costs to avoid such limitations. Any failure to effectively monitor, implement or improve the Company's operational, financial, management and technical support systems could have a material adverse effect on the Company's business and consolidated results of operations. The Company has identified and is communicating with customers, suppliers and other critical service providers to determine if entities with which the Company transacts business have an effective plan in place to address the Y2K issue, and to determine the extent of the Company's vulnerability to the failure of third parties to remediate their own Y2K issues. The Company is relying on statements from its service and goods suppliers and is not auditing suppliers' preparation plans. Risks associated with this approach are being identified and contingency plans are being developed as needed.

Competition

The Company currently faces significant competition in its business activities, and this competition may increase as new competitors enter the market. Several of these competitors may have longer operating histories and greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new entrant companies. In addition, new product introductions or enhancements by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. Increased competitive pressure could also lead to intensified price-based competition resulting in lower prices and profit margins, which could materially adversely affect the Company's business and results of operations.

Dependence on Key Personnel

The Company's success will depend in significant part upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. The Company has entered into employment agreements with Robert R. Amerson, its Chief Executive Officer and Steven K. Clark, its Chief Financial Officer. The loss of any key person could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company maintains $2,000,000 worth of "key man" life insurance on Robert R. Amerson and Steven K. Clark.

Control by Management

The directors and executive officers of the Company beneficially own approximately 42% of the outstanding common stock of the Company prior to this offering. Such shareholders effectively control the business and affairs of the Company.

No Dividends

The Company has not declared or paid, and does not plan to declare or pay, any cash or other dividends in the foreseeable future. It is anticipated that any earnings will be retained to finance the Company's operations and growth. Additionally, under the terms of its revolving credit line with SunTrust Bank, Tampa Bay and Zions First National Bank (collectively, "SunTrust"), the Company is prohibited from paying dividends without SunTrust's prior written consent.

Volatility of Market Price for Common Stock

The Company believes factors such as quarterly fluctuations in results of operations, announcements of new orders by the Company and changes in either earnings estimates of the Company or investment recommendations by stock market analysts may cause the market price of the Company's stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general has experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of the Company's common stock.

Distribution Channels

The Acquisitions give the Company a broader product line of air filtration products. As part of the integration of the Acquisitions, the Company has adopted a strategy of increasing its market share by providing its manufactures' representatives with the ability to offer a full product line of the Company's products and "one stop" purchasing of air filtration products to existing and new customers. Many of the Company's representatives have indicated a willingness to offer the Company's products exclusively now that the Company offers a broader range of products. These representatives may decide to work exclusively with some other company for various reasons; thus, the current distribution channels would be unavailable.

Automation

The Company has begun a program to increase its gross margins by automating portions of its production lines. Currently, approximately 50% of the Company's production lines incorporate the new automated equipment designs. The Company will continue to implement the additional automation for these production lines one at a time, to minimize down time. The Company estimates the total cost for automation of its facilities will be approximately $10,000,000, and will fund such automation from funds raised in its recent public offering.

Exercise of Options and Warrants

As of August 14, 1998, there were stock options and warrants outstanding to purchase an aggregate of 7,870,159 shares of the Company's common stock ranging in price from $1.00 to $14.725 per share. Of the 7,870,159 options and warrants outstanding, management owns options to purchase 6,383,600 shares of the Company's common stock at prices ranging from $1.00 to $8.50. For the life of such options and warrants, the holders are given the opportunity to profit from a rise in the market price of such underlying stock without assuming the risk of ownership. So long as such options and warrants remain unexercised, the terms under which the Company could obtain additional equity financing may be adversely affected. Moreover, the holders of such options and warrants may be expected to exercise them at a time when the Company could in all likelihood be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such options and warrants. If the options and warrants are exercised, the interests of the Company's shareholders may be diluted proportionately.

Anti-Takeover Effect of Certain Charter Provisions and State Law

The Company's Articles of Incorporation ("Articles") and Bylaws may discourage certain types of transactions that involve an actual or threatened change in control of the Company, unless approved by the Board. See "Description of Capital Stock." Additionally, the Company is subject to the Control Shares Acquisition Act of the State of North Carolina, which provides that any person who acquires "control shares" of a publicly held North Carolina corporation will not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation vote to grant such rights. This could deprive shareholders of opportunities to realize takeover premiums for their shares or other advantages that large accumulations of stock would provide.

Shares Eligible for Future Sale

The Company has 25,484,089 shares of common stock outstanding, of which 16,792,318 shares are freely tradable without restriction under the Securities Act. The remaining 8,691,771 shares are deemed "restricted shares" under Rule 144 of the Securities Act; all such shares are currently eligible or will be eligible within one year for sale pursuant to Rule 144.

As of August 14, 1998, there were stock options outstanding to purchase an aggregate of 7,232,920 shares of common stock, all of which are currently exercisable. Additionally, 6,752,920 of the shares underlying the outstanding options were registered on a Form S-8 and 475,000 of the shares underlying the outstanding options are being registered herein. As a result, shares of stock issued upon exercise of such stock options will generally be available for sale in the public market. As of August 14, 1998, there were warrants outstanding to purchase an aggregate of 637,239 shares of common stock, of which 237,239 warrants are currently exercisable, and the remaining 400,000 warrants will be exercisable in October 1998. All of the shares underlying the outstanding warrants are being registered herein. Furthermore, additional shares of the Company's common stock may be issued in connection with the exchange of Airseal West, Inc. ("Airseal West") common stock. Certain minority shareholders of Airseal West, a majority owned subsidiary of the Company, have the right to exchange their Airseal West common stock for shares of Company common stock based on an exchange rate to be determined by Airseal West's pre-tax earnings for the year prior to such exchange.

The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the common stock. Sales of substantial amounts of the Company's common stock in the public market or the perception that such sales could occur could have an adverse effect on the prevailing market price of the common stock. See "Description of Capital Stock."

Sale of Shares Upon Registration

Upon the effective date of this Registration Statement, 6,861,223 shares of common stock may be sold by the Selling Security Holders. The Selling Security Holders are not restricted as to the price or prices at which they may sell the Common Shares. Sales of the Common Shares at less than market prices may depress the market price of the Company's common stock. Moreover, with the exception of the Selling Security Holders who are officers or directors of the Company, the Selling Security Holders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time. The Selling Security Holders who are officers or directors of the Company are restricted by Rule 144 of the Securities Act in that they are only entitled to sell within any three month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of the Company's common stock or the average weekly trading volume in the Company's common stock on Nasdaq during the four calendar weeks preceding the date on which notice of such sale is filed under Rule 144.

Forward-Looking Statements and Associated Risks

This Prospectus, including all documents incorporated herein by reference, includes certain "forward-looking statements" within the meaning of that term in
Section 27A of the Securities Act and Section 21E of the Exchange Act, including, among others (i) results of operations (including expected changes in the Company's gross margin and general, administrative and selling expenses),
(ii) the Company's business strategy for automation, new plant locations and expanding its market share of the air filtration industry, (iii) the Company's strategy to increase the size and customer base of the air filtration market, and (iv) the Company's ability to distinguish itself from its current and future competitors.

These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward- looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the filtration market, (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations, (iii) anticipated working capital or other cash requirements, (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market, (v) product obsolescence due to the development of new technologies, and (vi) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risk and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events contemplated by the forward-looking statements contained in this Prospectus will in fact occur.

                                  THE COMPANY

The Company designs, manufactures and markets a broad range of air filtration products, including (i) high efficiency particulate air ("HEPA") filters, with at least 99.97% efficiency, and absolute isolation barriers ("Absolute Isolation Barriers") for the creation of synthesized atmospheres to control manufacturing environments and for the absolute control and containment of contaminants and toxic gases in certain manufacturing processes, (ii) mid-range filters for individual and commercial use, which fall under specifications categorized by efficiency ratings established by the American Society of Heating, Refrigeration and Air Conditioning Engineers ("ASHRAE"), and (iii) standard-grade, low cost filters with efficiency ratings below 30% sold typically off-the-shelf for standard residential and commercial furnace and air conditioning applications. Approximately 70% of the Company's net sales are from products with high replacement potential. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems (commonly known as "HVAC" systems), semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company also designs and manufactures its own production equipment to allow for highly automated manufacturing of these products. Furthermore, the Company produces glass-based filter media for many of its products to maintain control over the quality and composition of such media. The Company's customers include Abbott Laboratories, Home Depot, Inc., Motorola, Inc., Merck & Co., Inc., Upjohn Co., Wal-Mart Stores, Inc., Westinghouse Electric Corp., and several large computer chip manufacturers.

The forces driving the air filtration market have evolved over the past decade from concerns related to the preservation of machinery and equipment to industry goals of maintaining productivity, and present day concerns and governmental requirements related to employee health. In this regard, ASHRAE has also recommended certain minimum standards for ventilation and indoor air quality. The Company believes that the air filtration industry will continue to grow in both the industrial and residential markets, as the use of clean environments is becoming essential to the production of many electronics and pharmaceutical products, and as increased public awareness of the benefits of indoor air quality ("IAQ") will accelerate demand for residential filters and commercial air filtration products. By using the Company's solutions, the air within buildings and residences may be cleansed of impurities such as second-hand smoke, allergens and other particles which provoke asthma, hay fever and similar health conditions. Management believes that as public awareness of the benefits of living and working in clean environments increases, the markets for the Company's products will further expand.

Although the Company has specialized in high-end (HEPA) and mid-range filters, the Company has recently positioned itself to offer to its customers a full range of air filtration products. In 1996, the Company diversified its product line by implementing a strategy of growth by acquisition through the purchase of three other companies: CSC, which specializes in charcoal filtration systems for the removal of gaseous contaminants; Air Seal, which specializes in filter housings and customized industrial HVAC equipment, and Precisionaire, which specializes in the manufacture and sale of filter products ranging from mid-range through standard-grade filters. The Company continued its growth through acquisition by purchasing Eco-Air in 1998. Eco-Air specializes in the manufacture and sale of filter products to the west coast ranging from high-end HEPA filters for cleanrooms through disposable residential furnace filters. As a result of the Company's diversified product line, the Company expects to benefit from growth in all air filtration markets.

The Company's headquarters are located at 531 Flanders Filters Road, Washington, North Carolina 27889, (919) 946-8081.


                                USE OF PROCEEDS

Other than the exercise price of such of the Options or the Warrants as may be exercised, the Company will not receive any of the proceeds from the sale of the Common Shares offered hereby. The Company will pay the costs of this offering, which are estimated to be $86,371. The Selling Security Holders are not obligated to exercise their Options or their Warrants, and there can be no assurance that they will choose to exercise all or any of such Options or Warrants. The gross proceeds to the Company in the event that all of the Options and Warrants are exercised for cash would be $7,287,884 (27,775 shares issued upon exercise of the Warrants at an exercise price of $5.535 per share, 11,484 shares issued upon exercise of the Warrants at an exercise price of $5.747 per share, 22,724 shares issued upon exercise of the Warrants at an exercise price of $5.945 per share, 5,140 shares issued upon exercise of the Warrants at an exercise price of $8.11 per share, 5,116 shares issued upon exercise of the Warrants at an exercise price of $8.16 per share, 400,000 shares issued upon exercise of the Warrants at an exercise price of $8.40 per share, 25,000 shares issued upon exercise of the Warrants at an exercise price of $9.625 per share, 140,000 shares issued upon the exercise of the Warrants at an exercise price of $14.725 per share, 475,000 shares issued upon exercise of Options at an exercise price of $2.50 per share). The Company is unable to predict the exact amount of cash it will receive upon exercise of the Options because many of the Options have a cashless exercise provision which allows the optionee to pay for the Option by reducing the number of shares received upon exercise.

The Company intends to apply the net proceeds it receives from the exercise of the Options or the Warrants, to the extent any are exercised, to augment its working capital for general corporate purposes.

                           SELLING SECURITY HOLDERS

The following table sets forth certain information as of August 14, 1998, with respect to the Selling Security Holders. The shares to be sold by the Selling Security Holders represent shares of common stock currently owned by the Selling Security Holders or which may be acquired by them upon exercise of the Options or the Warrants. Beneficial ownership after this offering will depend on the number of shares of common stock actually sold by the Selling Security Holders. Except as otherwise indicated, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities, except to the extent that authority is shared by spouses under applicable law. Except for the purchase of the Common Shares and except as noted below, none of the Selling Security Holders has had any position, office or other material relationship with the Company within the past three years.


                                                       Shares of Common
                              Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling              Beneficially Owned Prior     Registered    Beneficially Owned After
Security Holder                  to the Offering          for Resale        the Offering(2)
--------------------------- -------------------------- ---------------- ------------------------
                              Number    % of Class(1)       Number        Number     Percent(3)
                            ---------- --------------- ---------------- ----------  ------------

Robert R. Amerson(4),(6)    7,934,370       27.71%        3,094,632      4,839,738     16.27%
Steven K. Clark(5),(6)      5,213,088       18.21%        2,063,088      3,150,000     10.59%
H&M Capital Investments,
Inc.(7)                       335,000        1.31%          335,000              0       *
Continental Capital &
Equity Corporation(7)          25,000         *              25,000              0       *


                                                       Shares of Common
                              Shares of Common Stock     Stock Being     Shares of Common Stock
Name of Selling              Beneficially Owned Prior     Registered    Beneficially Owned After
Security Holder                  to the Offering          for Resale        the Offering(2)
--------------------------- -------------------------- ---------------- ------------------------
                              Number    % of Class(1)       Number        Number     Percent(3)
                            ---------- --------------- ---------------- ----------  ------------

Thomas Allan(8)                533,246       2.09%         121,264         411,982       1.55%
Donald Borghoff(9)              50,000        *             50,000               0        *
Roy Boswell(9)                  60,000        *             60,000               0        *

OPTIONS
Craig Fallon(10)                10,000        *             10,000               0        *
Investment Transaction
L.L.C(10)                      264,000       1.04%         264,000               0        *
James Marquart(10)               4,000        *              4,000               0        *
Sweet Pig, L.L.C.(10)          197,000        *            197,000               0        *

WARRANTS
Ravenel Curry(11)                5,000        *              5,000               0        *
Gilford Securities,
Inc.(12),(18)                  140,000        *            140,000               0        *
Gary Gladstein(13)              23,000        *              3,000          20,000        *
Haussman Holdings, MV(14)       12,000        *             12,000               0        *
Keyway Investments,
Ltd.(15)                        63,054        *             18,054          45,000        *
Midland Walwyn Capital,
Inc.(16)                        54,185        *             54,185               0        *
Raymond James & Associates,
Inc.(17),(18)                  400,000       1.55%         400,000               0        *
Andrew Stallman(11)            255,000       1.00%           5,000         250,000        *



* Represents less than 1% of the total issued and outstanding shares of common stock.

(1) Includes all common stock beneficially owned by Selling Security Holders as a percentage of the 25,484,089 shares of common stock outstanding on August 14, 1998, together with all applicable options and warrants for such Selling Security Holders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

(2) Assumes that the Selling Security Holder disposes of all of the Common Shares covered by this Prospectus and does not acquire any additional common stock. Assumes no other exercise of options, warrants or conversion rights or additional securities.

(3) Includes all common stock beneficially owned by Selling Security Holders as a percentage of the 26,596,328 shares of common stock outstanding after the offering and exercise of all Options and Warrants, together with all applicable options and warrants for such Selling Security Holders exercisable within sixty (60) days. Shares of common stock subject to options or warrants exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

(4) Robert R. Amerson has served as President and Chief Executive Officer of the Company since 1987. Mr. Amerson is also a director, a position he has held since 1988.

(5) Steven K. Clark was named Vice President and Chief Financial Officer of the Company as of December 15, 1995 and a director of the Company as of December 29, 1995.

(6) Shares beneficially owned include 1,150,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share, 1,000,000 shares which are subject to an option to purchase such shares from the Company at $2.50 per share; and 1,000,000 shares which are subject to an option to purchase such shares from the Company at $7.50 per share.

(7) Security Holder provided certain consulting services to the Company.

(8) Thomas T. Allan was the Chairman of the Board of the Company from 1989 until he retired on April 21, 1998.

(9) Security Holder was a minority interest holder of the Company's subsidiary, Flanders Airpure Products Company, LLC, until June 3, 1998.

(10) Shares beneficially owned are subject to an option to purchase such shares from the Company at $2.50 per share. Such shares are being registered herein.

(11) Shares beneficially owned include 5,000 shares which are subject to a warrant to purchase such shares from the Company at $9.625 per share. Such shares are being registered herein.

(12) Shares beneficially owned include 140,000 shares which are subject to a warrant to purchase such shares from the Company at $14.725 per share. Such shares are being registered herein.

(13) Shares beneficially owned include 3,000 shares which are subject to a warrant to purchase such shares from the Company at $9.625 per share. Such shares are being registered herein.

(14) Shares beneficially owned include 12,000 shares which are subject to a warrant to purchase such shares from the Company at $9.625 per share. Such shares are being registered herein.

(15) Shares beneficially owned include 6,944 shares which are subject to a warrant to purchase such shares from the Company at $5.535 per share, 2,871 shares which are subject to a warrant to purchase such shares from the Company at $5.747 per share, 5,681 shares which are subject to a warrant to purchase such shares from the Company at $5.945 per share, and 2,558 shares which are subject to a warrant to purchase such shares from the Company at $8.16 per share. Such shares are being registered herein.

(16) Shares beneficially owned include 20,831 shares which are subject to a warrant to purchase such shares from the Company at $5.535 per share, 8,613 shares which are subject to a warrant to purchase such shares from the Company at $5.747 per share, 17,043 shares which are subject to a warrant to purchase such shares from the Company at $5.945 per share, 5,140 shares which are subject to a warrant to purchase such shares from the Company at $8.11 per share, and 2,558 shares which are subject to a warrant to purchase such shares from the Company at $8.16 per share. Such shares are being registered herein

(17) Shares beneficially owned include 400,000 shares which are subject to a warrant to purchase such shares from the Company at $8.40 per share. Such shares are being registered herein.

(18) Security Holder served as underwriter to the Company in prior public offerings of Company common stock.

                         DESCRIPTION OF CAPITAL STOCK

The following statements are subject to the detailed provisions of the Company's Articles and Bylaws, and are qualified in their entirety by reference thereto.

Authorized Shares

Under the Company's Articles, the authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of August 14, 1998, there are 25,484,089 shares of common stock issued and outstanding. No shares of preferred stock have been issued.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters voted upon by shareholders and have no preemptive or other rights to subscribe for additional securities of the Company. The shares of common stock when issued, are fully paid and non-assessable, and no shareholder will be personally liable for any obligations of the Company solely by reason of being a shareholder of the Company.

Each share of common stock has an equal and ratable right to receive dividends when, as and if declared by the Board out of assets legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock will be entitled to share equally and ratably in the assets available for distribution after the payment of liabilities, subject only to any preferential distributions to holders of preferred stock, if applicable.

Preferred Stock

The Company's Articles authorize the Board, without any vote or action by the holders of common stock, to issue preferred stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Depending upon the terms of preferred stock established by the Board, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock. The potential issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, the common stock.

10% Convertible Notes

In September 1996, the Company sold $4,000,000 principal amount of 10% Convertible Notes pursuant to Regulation S to certain unrelated offshore investors. Such Notes were converted on (1) February 25, 1997 into 51,403 shares of common stock at a conversion price of $8.11 per share; (2) February 26, 1997 into 51,152 shares of common stock at a conversion price of $8.16 per share; (3) September 16, 1997 into 277,744 shares of common stock at a conversion price of $5.54 per share; (4) September 23, 1997 into 114,843 shares of common stock at a conversion price of $5.75 per share; and (5) December 26, 1997 into 227,233 shares of common stock at a conversion price of $5.95 per share.

In connection with the 10% Convertible Notes, the holders thereof were given a contractual right to receive, on the date of the conversion of the notes into common stock, warrants to purchase such number of shares of common stock equal to ten percent (10%) of the number of common shares issued upon any such conversion. The exercise price of the warrants is equal to the amount per share at which the 10% Convertible Notes were converted into common stock. The Company issued warrants to purchase 72,239 shares of common stock. These warrants are exercisable until 2000 at exercise prices ranging from $5.535 to $8.16. The shares underlying such warrants are being registered herein.

Other Warrants

In September 1996, the Company sold $2,500,000 principal amount of Series A Subordinated Convertible Debentures to certain unrelated investors. Such debentures were paid in January 1997. In connection with the debentures, the holders thereof acquired warrants to purchase 25,000 shares of common stock at an exercise price of $9.63 per share. These warrants expire in September 1999. The shares underlying such warrants are being registered herein.

In January 1997, the Company issued certain warrants pursuant to the underwriting agreement relating to the Company's Form S-1 Registration Statement which was effective January 1997. Such warrants enable the holders thereof to purchase an aggregate of 140,000 shares of common stock at the initial exercise price of $ 14.725 per share at any time commencing January 6, 1998 until their expiration on January 6, 2002. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events. The shares underlying such warrants are being registered herein.

In October 1997, the Company issued certain warrants pursuant to the underwriting agreement relating to the Company's Form S-1 Registration Statement which was effective October 1997. Such warrants enable the holders thereof to purchase an aggregate of 400,000 shares of common stock at the initial exercise price of $8.40 per share at any time commencing October 15, 1998 until their expiration on October 15, 2002. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events. The shares underlying such warrants are being registered herein.

Stock Options

The Company has reserved (i) 1,986,800 shares of common stock under its Long-Term Incentive Plan and (ii) 500,000 shares of common stock under its 1996 Director Option Plan, for issuance in respect of stock options granted under such plans. As of August 14, 1998, there were 452,920 outstanding options under the above-mentioned plans.

The Company has reserved a total of 6,350,000 shares of common stock for issuance upon the exercise of stock options granted to various officers and directors. The Company has reserved 3,150,000 of the 6,350,000 shares for Robert
R. Amerson's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; and 1,000,000 shares at an exercise price of $7.50. The Company has reserved 3,150,000 of the 6,350,000 shares for Steven K. Clark's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; and 1,000,000 shares at an exercise price of $7.50.

On July 21, 1997, the Company filed a registration statement on Form S-8 registering shares underlying options under the Company's Long-Term Incentive Plan, Director Option Plan and certain option grants issued pursuant to certain employment agreements (collectively, the "Plans"). A total of 8,800,000 shares of common stock underlying such options have been registered on Form S-8. As of August 14, 1998, a total of 6,752,920 options are outstanding under the Plans. Upon exercise of the options under the Plans, certain non-affiliates of the Company may sell the related shares without restriction, other than any necessary compliance with the Company's insider trading policy. Affiliates of the Company may sell the shares obtained upon exercise of the options pursuant to Rule 144 and the Company's insider trading policy.

Registration Rights

Holders of 696,498 shares of common stock, 591,264 shares of which are registered hereunder, and holders of 1,112,239 options or warrants to purchase common stock, all of which are registered hereunder, are entitled to certain rights with respect to registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such common stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on Form S-3, if such Form is available to the Company, subject to certain conditions and limitations. Certain minority shareholders of Airseal West and various other individuals who were sellers in Flanders acquisition of Precisionaire and Air Seal will receive registration rights if and when they acquire Flanders common stock pursuant to the terms of their agreements with Flanders.

Transfer Agent and Registrar

OTC Stock Transfer, Inc. is the transfer agent and registrar for the common stock.

          ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES AND BYLAWS

The Company's Articles and Bylaws may discourage certain types of transactions that may involve an actual or threatened change of control of the Company and they encourage any person who might seek to acquire control of the Company to negotiate with the Company's Board of Directors. Management of the Company believes that generally the interests of the Company's shareholders would be served best if any change in control results from negotiations with its Board of Directors on the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction.

The provisions described herein are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all its outstanding shares of capital stock at an adequate price or that is otherwise unfair to its shareholders or an unsolicited proposal for the restructuring or sale of all or part of the Company. Management of the Company believes that, as a general rule, such proposals would not be in the best interest of the Company and its shareholders. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board and could deprive shareholders of opportunities to realize temporary takeover premiums for their shares or other advantages that large accumulations of stock would provide.

The description below is a summary only and is qualified in its entirety by reference to the Company's Articles and Bylaws filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

Number of Directors; Removal; Vacancies

The Company's Bylaws provide that the number of directors shall not be less than four nor more than nine. The exact number of directors is set in accordance with the Bylaws by resolution from time to time by a majority of the entire Board. Interim vacancies on the Board, or vacancies created by an increase in the number of directors, may be filled by vote of a majority of the directors then in office.

Shareholder Action

The Bylaws of the Company also provide that special meetings of shareholders may only be called by the Board of Directors or by any person or committee expressly so authorized by the Board of Directors and by the holders of at least 10% of all shares entitled to vote at the proposed special meeting.

The provisions limiting the ability of minority shareholders to call a special meeting may have the effect of delaying consideration of a shareholder proposal until the next annual meeting of the shareholders unless a special meeting is called for such purpose.

Any call for a special meeting must specify the matters to be acted upon at the meeting. Shareholders are not permitted to submit additional matters or proposals for consideration of any special meeting.

Shareholder Proposals

The Company's Bylaws establish an advance notice procedure for nominations (other than by or at the direction of the Board) of candidates for election as directors at, and for proposals to be brought before, an annual meeting of shareholders of the Company. Subject to any other applicable requirements, only such nominations may be considered and such business may be conducted at an annual meeting as has been brought before the meeting by or at the direction of the Board or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the same.

Preferred Stock and Additional Common Stock

Under the Company's Articles, the Board has authority to provide by resolution for issuance of shares of one or more series of preferred stock. The Board is authorized to fix by resolution the terms and conditions of each series. See "Description of Capital Stock-- Preferred Stock."

The Company believes that the availability of preferred stock will provide the Company with increased flexibility to facilitate possible future financings and acquisitions and to meet other corporate needs that might arise. The authorized shares of preferred stock will be available for issuance without the expense and delay of shareholder action, unless shareholder action is required by applicable law or the rules of any stock exchange or organization on which any class of stock of the Company may then be quoted or listed.

These provisions give the Board of Directors the power to approve the issuance of a series of preferred stock with terms that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable the holder to block business combinations or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The Board will make any determination regarding issuance of additional shares based on its judgment as to the best interest of its shareholders, customers, employees or other constituencies.

Control Share Acquisition Statute

The Control Share Acquisition Act provides that any person or entity that acquires control shares of a publicly held North Carolina corporation shall not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation votes to grant such voting rights. The Control Share Acquisition Act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation for the Control Share Acquisition Act, would bring its voting power within any of the following three ranges (i) one-fifth of all voting power, (ii) one- third of all voting power, or (iii) a majority of all voting power. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares; however, an acquisition pursuant to an agreement to which the corporation is a party (which would require affirmative action on the part of the Board) and which is conducted pursuant to the merger provisions of North Carolina law (which generally requires shareholder approval), is not considered a "control share acquisition" and is therefore exempt from the provisions of the Control Share Acquisition Act.

Under the Control Share Acquisition Act, a person or entity that acquires control shares pursuant to a control share acquisition acquires voting rights with respect to those shares only to the extent granted by a majority of disinterested shareholders of each class of capital stock outstanding prior to the acquisition. The shareholders of the corporation must consider the status of those voting rights at the next annual or special meeting of shareholders. The acquiror may accelerate the decision and require the corporation to hold a special meeting of shareholders for the purpose of considering the status of those rights if the acquiror (i) files an "acquiring person statement" with the corporation and (ii) agrees to pay all expenses of the meeting. Unless otherwise provided in the articles of incorporation or bylaws of a corporation, shareholders have the right to have their shares redeemed by the corporation at fair market value if the control shares are accorded full voting rights and the acquiror has obtained a majority or more control shares.

                             PLAN OF DISTRIBUTION

The Common Shares offered hereby are being sold by the Selling Security Holders acting as principals for their own accounts. Other than the exercise price of such of the Options or Warrants as may be exercised, the Company will not receive any of the proceeds from the sale of the Common Shares offered hereby.

The distribution of the Common Shares by the Selling Security Holders is not subject to any underwriting agreement. The Company expects that the Selling Security Holders will sell the Common Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as principals, who may then resell the shares through Nasdaq, in private sales, in a combination of such methods of sale, or in transactions pursuant to Rule 144 under the Securities Act, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Selling Security Holder may pledge all or a portion of the Common Shares owned by such shareholder as collateral in loan transactions. Upon default by any such Selling Security Holder, the pledgee in such loan transaction would have the same rights of sale as such Selling Security Holder under this Prospectus. Each Selling Security Holder may also transfer Common Shares owned by such shareholder in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holder under this Prospectus. Finally, each Selling Security Holder and any brokers and dealers through whom sales of the Common Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters compensation. All expenses of registration incurred in connection with this offering are being borne by the Company, but all brokerage commissions and other similar expenses incurred by any Selling Security Holder will be borne by such Selling Security Holder.

At the time a particular offer of the Common Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Common Shares being offered and the terms of the offering.

The Selling Security Holders are not restricted as to the price or prices at which they may sell the Common Shares. Sales of the Common Shares at less than market prices may depress the market price of the Company's common stock. Moreover, with the exception of the Selling Security Holders who are officers or directors of the Company, the Selling Security Holders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time. Selling Security Holders who are officers or directors of the Company are subject to the volume limitations of Rule 144 under the Securities Act.

The Selling Security Holders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the Common Shares by the Selling Security Holders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the particular Common Shares being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

To comply with certain states' securities laws, if applicable, the Common Shares may be sold in any such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Shares may not be sold unless the seller meets the applicable state notice and filing requirements.

                                    EXPERTS

The consolidated financial statements and schedules of the Company, incorporated by reference in this Prospectus and Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by McGladrey & Pullen, LLP, independent auditors, for the periods indicated in their reports with respect thereto, and are included and incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS

Certain legal matters relating to this Prospectus have been passed upon for the Company by Snell & Wilmer L.L.P., Salt Lake City, Utah, counsel to the Company


                     SECURITIES AND EXCHANGE COMMISSION'S
          POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

No dealer, sales representative, or
other person has been authorized to
give any information or to make any
representation not contained in this
Prospectus and, if given or made, such
information or representation must not
be relied upon as having been
authorized by the Company, the Selling          6,861,223 Common Shares
Security Holder, or any other person.
This Prospectus does not constitute an            FLANDERS CORPORATION
offer of any securities other than
those to which it relates or an offer
to sell, or a solicitation of an offer
to buy, to any person in any
jurisdiction where such an offer or
solicitation would be unlawful.
Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create
any implication that the information
contained herein is correct as of any
time subsequent to the date hereof.


           -----------------                          ----------
           TABLE OF CONTENTS                          PROSPECTUS
                                                      ----------

                                  Page

AVAILABLE INFORMATION               2
INFORMATION INCORPORATED BY
  REFERENCE                         2
RISK FACTORS                        3
THE COMPANY                         6
USE OF PROCEEDS                     8
SELLING SECURITY HOLDERS            8
DESCRIPTION OF CAPITAL STOCK       10
PLAN OF DISTRIBUTION               13
EXPERTS                            13
LEGAL MATTERS                      14
SECURITIES AND EXCHANGE
  COMMISSION'S POSITION ON
  INDEMNIFICATION FOR SECURITIES
  ACT LIABILITIES                  14

                                                  August 14, 1998

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 14. Other Expenses of Issuance and Distribution.

The Company estimates that expenses in connection with the transactions described in this Registration Statement will be as follows. All expenses incurred with respect to the transactions will be paid by the Company.

        SEC Registration Fee                        $ 9,371
        Printing Expenses                             1,000
        Accounting Fees and Expenses                 25,000
        Legal Fees and Expenses                      50,000
        Transfer Agent Fees and Expenses              1,000

            Total                                   $86,371



ITEM 15. Indemnification of Directors and Officers

The law of North Carolina permits extensive indemnification of present and former directors, officers, employees or agents of a North Carolina company, whether or not authority for such indemnification is contained in the indemnifying company's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in the Company's Bylaws. Under North Carolina law, before a company can provide indemnification, the company must find that the director, officer, employee or agent conducted himself in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity with the company, was in the best interest of the company and, in all other cases, was at least not opposed to the company's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, in which case, unless limited by the articles of incorporation, when a director, officer, employee or agent must be indemnified against reasonable expenses incurred by him in connection therewith. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such persons.

The Company's Bylaws provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Company's Bylaws also provide that a corporation may indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company. No indemnification shall be made in respect of any claim or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action is brought determines that in view of all circumstances such person is fairly and reasonably entitled to indemnification for expenses which the court deems proper.

The Company's Bylaws also provide that an authorized representative of the Company who neither was or is a director or officer of the Company may, to the extent that he is successful on the merits and defense of any action, be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. A determination of whether indemnification is proper shall be made by the Board by a majority vote of a quorum consisting of disinterested directors or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The

Company may advance expenses (including attorneys' fees) upon receipt of an undertaking by or on behalf of an authorized representative to repay such amount unless it is determined that he is entitled to be indemnified.

ITEM 16. Exhibits

Exhibit Number                        Exhibit

     5.1                Opinion of Snell & Wilmer, LLP

    23.1                Consent of McGladrey & Pullen, LLP

    23.2                Consent of Snell & Wilmer, LLP (included in Exhibit
                        5.1).

    24 Power of Attorney (included on signature page of Registration Statement)

ITEM 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, State of North Carolina on the 14th day of August, 1998.

                                        FLANDERS CORPORATION


                                        By: /s/ Robert R. Amerson
                                            Robert R. Amerson
                                            President, Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven K. Clark, his attorney-in-fact, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all the said attorney- in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacity and on the dates indicated.

        Signature                   Title                            Date


    /s/ Robert R. Amerson   President, Chief Executive Officer      8/14/98
    Robert R. Amerson


    /s/ Steven K. Clark     Chief Financial Officer                 8/14/98
    Steven K. Clark


    /s/ William H. Clark    Director                                8/14/98
    William H. Clark

                                 EXHIBIT INDEX



Exhibit Number                        Exhibit

     5.1            Opinion of Snell & Wilmer, LLP

    23.1            Consent of McGladrey & Pullen, LLP

    23.2            Consent of Snell & Wilmer, LLP (included in Exhibit 5.1).

    24 Power of Attorney (included on signature page of Registration Statement)

                                  EXHIBIT 5.1

                        OPINION OF SNELL & WILMER, LLP

[Snell & Wilmer Letterhead]


                                        August 14, 1998


Flanders Corporation
531 Flanders Filters Road
Washington, North Carolina  27889

    Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Flanders Corporation, a North Carolina corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-3 (the Form S-3, including the amendments thereto being referred to collectively herein as the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission ("Commission") on August 14, 1998 under the Securities Act of 1933, as amended ("Act"), relating to the proposed registration for resale by certain selling shareholders ("Selling Shareholders") of up to an aggregate of 6,861,223 shares of common stock, $.001 par value per share of the Company, 5,748,984 shares which were previously acquired by such Selling Shareholders, 475,000 shares which may be acquired by such Selling Shareholders upon the exercise of outstanding options, and 637,239 shares which may be acquired by such Selling Shareholders upon the exercise of presently outstanding warrants.

As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below, including the Company's Articles of Incorporation, as amended to date, the Company's Bylaws, as amended to date, and the minutes of meetings of the Company's Board of Directors and other corporate proceedings relating to the authorization and issuance of the Selling Shareholder's shares. We have assumed the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Also, we have assumed the proper exercise and payment for the options and warrants underlying the shares being registered in the Registration Statement. Further, we have assumed the due execution and delivery of certificates representing the Selling Shareholder's shares.

Flanders Corporation
August 14, 1998
Page 2


Based upon the foregoing, and relying solely thereon, we are of the opinion that
(1) the Selling Shareholders' shares have been duly authorized and when issued, were legally and validly issued, fully paid and nonassessable, and (2) assuming payment of the exercise price and satisfaction of the other conditions of such options, the shares that will be issued upon exercise of the outstanding options and warrants, will be duly authorized and will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


                                        /s/ Snell & Wilmer L.L.P.
                                        SNELL & WILMER L.L.P.

                                 EXHIBIT 23.1

                      CONSENT OF MCGLADREY & PULLEN, LLP

[McGladrey & Pullen Letterhead]


                         INDEPENDENT AUDITOR'S CONSENT


To the Board of Directors
Flanders Corporation
Washington, North Carolina


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of (i) our report, dated March 23, 1998, which appears on page F-2 of the Annual Report on Form 10-K of Flanders Corporation and subsidiaries for the year ended December 31, 1997, and (ii) our report dated March 23, 1998, relating to the financial statement schedules. We also consent to the reference to our Firm under the caption "Experts" in the aforementioned Registration Statement.




/s/ McGladrey & Pullen, LLP
New Bern, North Carolina
August 12, 1998